Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), effective as of the date set forth on Exhibit A (the “Start Date”), by and between XPO Logistics, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and the individual named on Exhibit A (“Employee”).
WHEREAS, the Company desires to employ Employee and Employee desires to accept such employment with the Company, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, Employee and the Company agree as follows:
1. Term. The term of Employee’s employment hereunder (the “Term”) shall begin on the Start Date and end on the fourth anniversary thereof. Notwithstanding the foregoing, the Term may be earlier terminated by either party in accordance with the terms of Section 5 of this Agreement, and the Term shall automatically expire on the last day of the Term (the “Expiration Date”) without notice required by any party to the other.
2.     Employment Duties. During the Term, Employee shall serve in the position set forth on Exhibit A (or such other positions as may be assigned by the Reporting Person (as defined below)), and, excluding any periods of paid time-off or approved sick leave to which Employee is entitled, Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. Employee shall perform such duties as are customarily performed by an individual in Employee’s position at a public company and as assigned from time to time by the individual set forth on Exhibit A (or his successor, if he ceases to serve in his current position) or such individual’s designee (the “Reporting Person”), and Employee shall report directly to the Reporting Person. During the Term, Employee may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member, agent or representative of, any type of business or service other than as an employee and member of the Company. It shall not, however, be a violation of the foregoing provisions of this Section 2 for Employee to (i) serve as an officer or director or otherwise participate in non-profit, educational, social welfare, religious and civic organizations or (ii) manage his personal, financial and legal affairs, in each case so long as any such activities do not unreasonably interfere with the performance of his duties and responsibilities to the Company.
3.     Compensation.
(a)    Base Salary. During the Term, the Company shall pay Employee, pursuant to the Company’s normal and customary payroll procedures, but not less frequently than monthly, a base salary at the rate per annum set forth on Exhibit A (the “Base Salary”).

(b)     Annual Bonus. As additional compensation, Employee shall have the opportunity to earn a performance-based bonus (the “Annual Bonus”) for each year during the Term of Employee’s employment commencing in the 2020 fiscal year with a target as set forth on Exhibit A (the “Target Bonus”), based upon Employee’s achievement of performance goals that will be determined in the sole discretion of the Company. Employee’s 2020 Annual Bonus will not be prorated for performance year 2020. Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Company (including as may be required by law), if Employee has engaged in fraud or other willful misconduct that contributes materially to any financial restatements or material loss to the Company or any of its affiliates, the Company may require repayment by Employee of any cash bonus or Annual Bonus (net of any taxes paid by Employee on such payments) previously paid to Employee, or cancel any earned but unpaid cash bonus or Annual Bonus or adjust the future compensation of Employee in order to recover the amount by which any compensation paid to Employee exceeded the lower amount that would have been payable after giving effect to the restated financial results or the material loss. In addition, Employee’s Annual Bonus shall be subject to any other clawback or recoupment policy of the Company as may be in effect from time to time or any clawback or recoupment as may be required by applicable law.
(c)     Benefits. During the Term, Employee shall be eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team, subject to the terms and conditions of such plans and programs.
(d)     Paid-Time Off. Employee shall be entitled to 15 days paid time off, and any holidays that are generally afforded to the Company’s employees, in each case, per calendar year during the Term, prorated for the portion(s) of any partial calendar year during the Term. Employee may take paid-time off only with the consent of the Reporting Person, which consent shall not be withheld unreasonably.
(e)     Business Expenses. The Company shall provide Employee a Company-owned wireless smartphone and Company-owned laptop computer during the Term and shall pay or reimburse Employee for all reasonable and necessary business expenses incurred in the performance of his duties to the Company during the Term upon the presentation of appropriate statements of such expenses.
(f)     Work Location; Relocation Benefits. Employee’s initial principal work location will be the Company’s office in Greenwich, Connecticut. Employee is expected to establish a permanent residence in the Greenwich, Connecticut metropolitan area no later than August 3, 2020 and, prior to establishing such residence, Employee agrees to commute to the Greenwich, Connecticut office from his then current permanent residence. In connection with such relocation, the Company will provide benefits pursuant to its relocation benefit policies for senior executives, a summary of which has been made available to Employee.
4.     Equity Compensation. As soon as practicable following the Start Date, subject to approval by the Compensation Committee, Employee shall receive (i) a grant of RSUs with a grant date value of $2,000,000, granted pursuant to an award agreement substantially in the form attached hereto as Exhibit B and (ii) a grant of performance-based restricted stock units

(“PSUs”) of the Company with a grant date value of $2,500,000, granted pursuant to an award agreement substantially in the form attached hereto as Exhibit C. Employee will remain eligible to receive equity-based incentive compensation periodically throughout the Term of this agreement, subject to the sole discretion of the Company.
5.     Termination. Employee’s employment hereunder shall be terminated upon the earliest to occur of any one of the following events (in which case the Term shall terminate as of the applicable Date of Termination):
(a)     Expiration of Term. Unless sooner terminated, Employee’s employment hereunder shall terminate automatically in accordance with Section 1 of this Agreement on the Expiration Date, unless otherwise agreed by the parties in writing, in which case employment hereunder will continue on an at-will basis or pursuant to the terms of any subsequent agreement between Employee and the Company.
(b)     Death. Employee’s employment hereunder shall terminate upon his death.
(c)     Cause. The Company may terminate Employee’s employment hereunder for Cause by written notice at any time. For purposes of this Agreement, the term “Cause” shall mean Employee’s (i) gross negligence or willful failure to perform his duties hereunder or willful refusal to follow any lawful directive of the Company; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects Employee’s performance of duties hereunder; (iii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) breach of any term of this Agreement, including, without limitation, by virtue of failing to provide at least 30 days’ advanced written notice of resignation as required by Section 5(f), or any agreement governing any of the long-term incentive compensation or equity compensation awards granted to Employee by the Company, its affiliates or any of their respective predecessors (the “Equity Compensation”), or breach of his fiduciary duties to the Company; (v) any willful act, or failure to act, in bad faith to the detriment of the Company; (vi) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests his cooperation; (vii) failure to follow the Company’s code of conduct or ethics policy; and (viii) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that, the Company will provide Employee with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, Employee shall first be provided a 15-day cure period. If, subsequent to Employee’s termination of employment hereunder for any reason other than by the Company for Cause, it is determined in good faith by the Reporting Person that Employee’s employment could have been terminated by the Company for Cause pursuant to this Section 5(c), Employee’s employment shall, at the election of the Reporting Person at any time up to two years after Employee’s termination of employment but in no event more than six months after the Reporting Person learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred, provided that the Company’s ability to deem an Employee’s employment under this sentence to be terminated for Cause shall lapse upon a Change of Control (as defined in the Company’s 2016 Omnibus Incentive Compensation Plan).

(d)     Without Cause. The Company may terminate Employee’s employment hereunder without Cause by written notice at any time.
(e)     Good Reason. Upon or during the two-year period following a Change of Control, Employee may terminate his employment hereunder for Good Reason in accordance with the terms of this Section 5(e). For purposes of this Agreement, “Good Reason” shall mean, without first obtaining Employee’s written consent: (i) the Company materially breaches the terms of this Agreement; (ii) the Company materially diminishes Employee’s title, duties, authorities, reporting relationship(s), responsibilities or position from any of those in effect immediately preceding the Change of Control (including by virtue of Employee not having duties of a senior executive of a publicly-traded company) or as subsequently increased or enhanced; (iii) the Company reduces the Base Salary or Target Bonus; or (iv) the Company requires that Employee be based in a location that is more than 50 miles from the location of Employee’s employment immediately prior to a Change of Control; provided that, the Company shall first be provided a 30-day cure period (the “Cure Period”), following receipt of written notice setting forth in reasonable detail the specific event, circumstance or conduct of the Company that constitutes Good Reason, to cease, and to cure, any event, circumstance or conduct specified in such written notice, if curable; provided further, that such notice shall be provided to the Company within 45 days of the occurrence of the event, circumstance or conduct constituting Good Reason. If, at the end of the Cure Period, the event, circumstance or conduct that constitutes Good Reason has not been remedied, Employee will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If Employee does not terminate employment during such 30-day period, Employee will not be permitted to terminate employment for Good Reason as a result of such event, circumstance or conduct.
(f)     Resignation. Employee may terminate his employment hereunder at any time upon at least 30 days’ advance written notice to the Company.
(g)     Disability. Employee’s employment hereunder shall terminate in the event of Employee’s Disability. For purposes of this Agreement, “Disability” shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform Employee’s duties for the Company for an aggregate of 180 days within any period of 12 consecutive months, which inability is determined to be total and permanent by a board-certified physician selected by the Company, and the determination of such physician shall be binding upon Employee and the Company.
(h)     “Date of Termination” shall mean: (i) the scheduled expiration of the Term in the event of termination of Employee’s employment pursuant to Section 5(a) of this Agreement; (ii) the date of Employee’s death in the event of termination of Employee’s employment pursuant to Section 5(b) of this Agreement; (iii) the date of the Company’s delivery of a notice of termination to Employee or such later date as specified in such notice in the event of termination by the Company pursuant to Section 5(c) or 5(d) of this Agreement; (iv) the 30th day following delivery of Employee’s notice to the Company of his resignation in accordance with Section 5(f) (or such earlier date as selected by the Company); (v) the date specified in accordance with Section 5(e) in the event of Employee’s resignation for Good Reason upon or during the two years following a Change of Control; and (vi) the date of a determination of

Employee’s Disability in the event of a termination of Employee’s employment pursuant to Section 5(g) of this Agreement.
6.     Termination Payments. (a)    General. Except as otherwise set forth in this Section 6, following any termination of Employee’s employment hereunder, the obligations of the Company to pay or provide Employee with compensation and benefits under Section 3 of this Agreement shall cease, and the Company shall have no further obligations to provide compensation or benefits to Employee hereunder except for payment of (i) any unpaid Base Salary accrued through the Date of Termination; (ii) to the extent required by law, any unused vacation accrued through the Date of Termination, and (iii) any unpaid or unreimbursed obligations and expenses under Section 3(e) of this Agreement accrued or incurred through the Date of Termination (collectively items 6(a)(i) through 6(a)(iii) above, the “Accrued Benefits”). The payments referred to in Sections 6(a)(i) and 6(a)(ii) of this Agreement shall be paid within 30 days following the Date of Termination, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The payments referred to in Section 6(a)(iii) of this Agreement shall be paid at the times such amounts would otherwise be paid had Employee’s services hereunder not terminated. The payments and benefits to be provided to Employee under Sections 6(c) and 6(d) of this Agreement, if any, shall in all events be subject to the satisfaction of the conditions of Section 6(e) of this Agreement.
(b)     Automatic Expiration of the Term, Resignation, Cause, or Disability. If Employee’s employment is terminated pursuant to Section 5(a), 5(c), 5(f) or 5(g) of this Agreement (excluding, for the avoidance of doubt, a resignation for Good Reason upon or within two years following a Change of Control as described in Section 6(d)), the Company shall have no obligation to Employee other than with respect to the Accrued Benefits.
(c)     Death, Without Cause. In the event of a termination by reason of Employee’s death or in the event that, either prior to a Change of Control or more than two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause, Employee (or his estate) shall be entitled to:
(i)     the Accrued Benefits;
(ii)     solely in the case of a termination by the Company without Cause, a cash payment (the “Severance Payment”) equal to six months’ Base Salary, as in effect on the Date of Termination (payable subject to the terms of Section 6(e) of this Agreement), plus any Annual Bonus that the Company has notified Employee in writing that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination, and, except in the case of a termination by reason of Employee’s death, medical and dental coverage for a period of six months from the Date of Termination; provided that (x) any monies Employee earns from any other work, whether as an employee or as an independent contractor, while Employee is receiving any Severance Payments shall reduce, on a dollar-for-dollar basis, the amount that the Company is obligated to pay Employee under this Section 6(c)(ii) and (y) if Employee secures other employment, any medical or dental benefits provided under this Section 6(c)(ii) shall cease as of the commencement of such employment; and

(iii)     vesting of equity based or other long-term incentive compensation awards solely to the extent set forth in the applicable award agreement.
(d)     Without Cause or for Good Reason Following a Change of Control. In the event that, upon or within two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns for Good Reason, Employee shall be entitled to:
(i)     the Accrued Benefits;
(ii)     a cash payment (the “CIC Severance Payment”) equal to two times the sum of (A) the Base Salary and (B) the Target Bonus;
(iii)     a cash payment equal to the product of (A) the Target Bonus and (B) a fraction, the numerator of which is the number of days from January 1 in the year in which the Date of Termination occurs (or the Start Date, if the Date of Termination occurs in 2020) through the Date of Termination and the denominator of which is 365 (or 366, if the Date of Termination occurs in 2020);
(iv)     a cash payment equal to the amount of any Annual Bonus that the Company has notified Employee in writing that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination; and
(v)     medical and dental coverage for a period of 24 months from the Date of Termination.
(e)     Conditions Precedent and Subsequent. The payments and benefits provided under Sections 6(c) and 6(d) of this Agreement (other than the Accrued Benefits and other than in the event of termination by reason of Employee’s death or Disability) are subject to and conditioned upon (i) Employee having provided, within 60 days after the Date of Termination (or such greater period as required by law), a waiver and general release agreement in a form satisfactory to the Company that has become effective and irrevocable in accordance with its terms, and (ii) Employee’s compliance with Sections 7 and 8 of this Agreement. Employee shall, upon request by the Company, be required to repay to the Company (net of any taxes paid by Employee on such payments), and the Company shall have no further obligation to pay, the Severance Payment or CIC Severance Payment, as applicable, in the event Employee receives, within six months after the occurrence of the breach, written notice from the Company that, in the reasonable judgment of the Company, Employee has materially breached his obligations under Section 7 or 8 of this Agreement; provided, however, that, in cases where cure is possible, Employee shall first be provided a 15-day cure period to cease, and to cure, such conduct. The Severance Payment if any, payable hereunder shall be paid in substantially equal installments over the 6-month period, following the Date of Termination, consistent with the Company’s payroll practices, with the first installment to be paid within 65 days after the Date of Termination and with any installments that would otherwise have been paid prior to such date accumulated and paid in a lump sum on the first date on which payments are made in accordance with the terms of this sentence. The CIC Severance Payment, if any, payable hereunder shall be paid in one lump sum within 65 days after the Date of Termination; provided, however, that, unless the CIC Severance Payment relates to a transaction that satisfies the requirements of

Treas. Reg. § 1.409A-3(i)(5), any portion of the CIC Severance Payment that constitutes deferred compensation within the meaning of Section 409A, will be paid at the earliest date that is permitted in accordance with the schedule that is applicable to the Severance Payment.
(f)     Forfeiture of Equity Compensation Awards. Notwithstanding anything to the contrary herein and without limiting any rights and remedies available to the Company under the terms of this Agreement or otherwise at law or in equity (including as may be required by law or pursuant to policies of the Company as may be in effect from time to time), in the event the Company terminates Employee’s employment for Cause or if Employee violates the restrictive covenants set forth in Sections 7 and 8 of this Agreement or engages in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its affiliates, the Company may (i) in the case of a termination for Cause, at any time up to six months after such termination, or (ii) in the case of a violation of the restrictive covenants or engaging in fraud or willful misconduct, at any time up to six months after learning of such conduct, but in no event more than two years after Employee engages in such conduct, (x) terminate or cancel any Equity Compensation that are unvested or vested and unexercised, (y) require Employee to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by Employee, in respect of any Equity Compensation the vesting of which was accelerated upon termination of Employee’s employment for any reason and (z) require Employee to forfeit or remit to the Company any shares (or the equivalent value in cash) that were issued to Employee (or cash that was paid to Employee) upon vesting, settlement or exercise, as applicable, of any Equity Compensation; provided, however, that, in cases where cure is possible, Employee shall first be provided a 15-day cure period to cease, and to cure, such conduct. In addition, Employee’s Equity Compensation shall be subject to any other clawback or recoupment policy of the Company as may be in effect from time to time or any clawback or recoupment as may be required by applicable law.
(g)     Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Employee (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of a nationally recognized accounting firm selected by the Company prior to a Change of Control (the “Accountants”), that without such reduction Employee would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Employee would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 6(g) shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable in cash under Section 6(d)(ii) and 6(d)(iii) and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 6(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 6(g), and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 6(g).
7.     Non-Solicitation. (a)    During the Term and during the Restricted Period, Employee hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company, or any of its affiliates (the “Company Entities”), to perform services for any entity (other than a Company Entity) or attempt to induce any such employee to leave the service of a Company Entity, or solicit, hire, employ or engage on behalf of himself or any other person, any employee of a Company Entity, or anyone who was employed by a Company Entity, during the twelve-month period preceding such hiring, employment or engagement. “Restricted Period” means three years following termination of Employee’s employment for any reason and, for the avoidance of doubt, regardless of whether such termination is before, upon or after expiration of the Term.
(b)     During the Term and during the Restricted Period, Employee hereby agrees not to, directly or indirectly, solicit, encourage, advise or influence any individuals, partnerships, corporations, professional associations or other business organizations that have a business relationship with any Company Entity during the Term or for the three years thereafter and about which business relationship Employee was aware (the “Company’s Clients”) or to discontinue or reduce the extent of the relationship between the Company Entities and the Company’s Clients or to obtain or seek products or services the same as or similar to those offered by the Company Entities from any source not affiliated with the Company Entities.
8.     Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement; Cooperation. (a)    Confidentiality. (i)    Employee hereby agrees that, during the Term and thereafter, he will hold in strict confidence any Confidential Information related to any of the Company Entities. For purposes of this Agreement, “Confidential Information” shall mean all confidential or proprietary information of any of the Company Entities (in whatever form), whether or not that information rises to the level of a protectable trade secret, including, without limitation: any information, observations and data concerning the business or affairs or operation of the Company Entities developed or learned by Employee during the Term or which any Company Entity or any of their respective members, directors, officers, managers, partners, employees, agents, advisors, attorneys, accountants, consultants, investment bankers, investment advisors or financing sources at any time furnishes or has furnished to Employee in connection with the business of any of the Company Entities; the Company’s (and any of its respective affiliates’) investment methodologies or models, investment advisory contracts, fees and fee schedules or investment performance (“Track Records”); technical information or reports; brand names, trademarks, formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists and related customer information; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information of the Company Entities; contracts and supplier lists and any information relating to financial data, strategic business plans; information about any third parties with which any Company Entity has a business relationship or owes a duty of confidentiality; and all notes, analyses, compilations, forecasts, studies or other documents prepared by Employee or obtained by Employee in the course of his work for a Company Entity that contain or reflect any such information and, in each case, which is not known to the public generally other than as a result of Employee’s breach of this Agreement. Without limiting the foregoing, Employee acknowledges and agrees that the Track Records shall not be the work of any one individual (including Employee) and are the exclusive property of the Company and its affiliates, as applicable, and agrees that he shall in no event claim the Track Records as his own following termination of his employment with the Company. Nothing in this Agreement shall prohibit or restrict any person from (1) testifying truthfully to the extent required by applicable law or legal process, (2) communicating with any governmental, administrative or regulatory agency or authority, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Consumer Financial Protection Bureau, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission and the U.S. National Labor Relations Board, (3) disclosing information in confidence to an attorney for the purpose of obtaining legal advice so long as such attorney agrees not to use or disclose such information, (4) disclosing information with the prior written consent of the Board so long as such consent specifically references this provision and/or (5) disclosing information that is publicly known other than by reason of Employee’s violation of this Section 8(a). In the event Employee or his legal representative is requested or required to disclose any Confidential Information, Employee shall provide the Company with prompt notice of such request or requirement so that the Company may seek an appropriate protective order (in which Employee will cooperate). If the Company fails to obtain a protective order or provides a waiver hereunder, and Employee is, in the opinion of counsel, compelled to disclose Confidential Information, Employee may disclose only that portion of the Confidential Information that Employee’s counsel advises is reasonably required by law to disclose.
(ii)     Except as expressly set forth otherwise in this Agreement, Employee agrees that Employee shall not disclose the terms of this Agreement, except to his immediate family and his financial and legal advisors, or as may be required by law or ordered by a court. Employee further agrees that any disclosure to his financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.
(iii)     Employee further agrees that he will not improperly use or disclose any Confidential Information or trade secrets, if any, of any former employers of Employee or any other person to whom Employee has an obligation of confidentiality, and will not bring onto the premises of the Company or its affiliates any unpublished documents or any property belonging to any such former employer or other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or such other person.
(b)     Non-Competition. Employee agrees that Employee will not, during the Term and during the Non-Compete Period, within the Restricted Area, directly or indirectly (whether or not for compensation) become employed by, engage in business with, serve as an agent or consultant to, become an employee, partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Competitive Business. Nor shall Employee, during the Term and during the

Non-Compete Period, within the Restricted Area, otherwise compete with, or perform services relating to the business of, any of the Company Entities for any business other than a Company Entity, in any business in which the Company Entities participate, or businesses they are actively considering, at the time of termination of Employee’s employment or during the one year prior to such termination (the “Business”). For purposes of this Agreement, “Competitive Business” shall mean any individual, employeeship, corporation, limited liability company, partnership, unincorporated organization, trust, joint venture or other entity (i) that engages in or may engage in acquisition related or mergers and acquisition activities related to the transportation or third-party logistics industry, including, without limitation, researching, analyzing and evaluating companies for possible investment in or acquisition of, for itself or clients, (ii) that engages in or may engage in transportation or logistics services, including asset-based, asset-light or non-asset, supply chain services, including only by way of illustration, freight brokerage or freight transportation, freight management, freight forwarding, expediting, internet load boards, last-mile delivery logistics, contract logistics or intermodal providers, or firms such as Amazon, CH Robinson, Expeditors International of Washington, Inc., Echo Global Logistics Inc., Total Quality Logistics, TransCor, DHL, FedEx Corporation, United Parcel Service, Inc., J.B. Hunt Transport Services, Inc., Kühne + Nagel International AG, syncreon, Neovia Logistics, Hub Group Inc., TPG and its affiliate investment companies, Uber, and Walmart Inc., or (iii) that otherwise competes with the Company Entities anywhere in which the Company Entities engage in or intend to engage in the Business or where any of the Company Entities’ customers are located. For the avoidance of doubt, it shall be a violation of this Section 8(b) for Employee to provide any services whatsoever to any private equity firm, hedge fund or similar firm or fund that invests in a company engaged in any Competitive Business, any investment bank or similar firm that advises companies engaged in any Competitive Business or any business intelligence or similar research or consulting organization that services private equity firms, hedge funds or similar firms or funds that invest in companies engaged in any Competitive Business (such as the Third Bridge Group, the Gerson Lehrman Group, Alphasights and Coleman Research), in each case in the Restricted Area during the Term or the Restricted Period. “Restricted Area” means Canada, Mexico, France, United Kingdom, Netherlands, Spain, Italy, and any State of the United States and any other country in which the Company or any Company Entity does business or any other country in which any Company client is located during the Term or the Restricted Period. “Non-Compete Period” shall mean, subject to Section 8(c) below, two years following termination of Employee’s employment for any reason and, for the avoidance of doubt, regardless of whether such termination is before, upon or after expiration of the Term.
(c)     Extended Non-Competition. The Company shall have the right to extend the Non-Compete Period for up to an additional 12-month period (the “Extended Non-Compete Period”) beyond the completion of the Non-Compete Period. If the Company elects to extend the Non-Compete Period, it will notify Employee in writing of such fact not later than the 90th day prior to the expiration of the Non-Compete Period. By signing this Agreement, Employee agrees to accept and abide by the Company’s election. If the Company elects to extend the Non-Compete Period, Employee agrees that, during the Extended Non-Compete Period, Employee shall be bound by the restrictions set forth in Section 8(b) in the same manner applicable during the Non-Compete Period, and the Company agrees to pay Employee subject to Section 6(e) of this Agreement during each month of the Extended Non-Compete Period, in an amount equal to his monthly Base Salary as in effect on the Date of Termination. Payment for any partial month will be prorated. Payment of Employee’s Base Salary during the Extended Non-Compete Period will be made pursuant to the Company’s normal and customary payroll procedures. If the Company elects to extend the Non-Compete Period, any monies Employee earns from any other work during such periods, whether as an employee or as an independent contractor, will reduce, dollar for dollar, the amount that the Company is obligated to pay Employee under this Section 8(c). Payments made by the Company under this Section 8(c) are made solely for the extension of the non-compete covenant and do not render Employee either an employee of, or a consultant to, the Company. Notwithstanding any provision of this Agreement to the contrary, the right of the Company to extend the Non-Compete Period hereunder and any related payment of Base Salary for the Extended Non-Compete Period hereunder shall lapse upon a Change of Control.
(d)     Competitive Opportunity. If, at any time during the Term, Employee (i) acquires knowledge of a potential investment, investment opportunity or business venture which may be an appropriate investment by the Company, or in which the Company could otherwise have an interest or expectancy (a “Competitive Opportunity”), or (ii) otherwise is then exploiting any Competitive Opportunity, Employee shall promptly bring such Competitive Opportunity to the Company. In such event, Employee shall not have the right to hold any such Competitive Opportunity for his (and his agents’, employees’ or affiliates’) own account and benefit or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity with persons other than the Company.
(e)     Return of Company Property. All documents, data, recordings, or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Employee and utilized by Employee in the course of his employment with the Company shall remain the exclusive property of the Company and Employee shall return all copies of such property upon any termination of his employment and as otherwise requested by the Company during the Term. Employee further agrees not to alter, delete or destroy any Company property, documents, records, data contained in any location, including but not limited to any information contained on any Company-provided computer or electronic device. Such devices shall not be wiped, scrubbed, or reset to original factory condition prior to surrender.
(f)     Non-Disparagement. Employee hereby agrees not to defame or disparage any of the Company Entities or any of their respective officers, directors, members, partners or employees (collectively, the “Company Parties”), and to cooperate with the Company upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of any of the Company Parties. Employee shall not, directly or indirectly, make (or cause to be made) any comment or statement, oral or written, including, without limitation, in the media or to the press or to any individual or entity, that could reasonably be expected to adversely affect the reputation of any of the Company Parties or the conduct of its, his or their business. The Company shall request that its directors and executive officers not defame or disparage Employee; provided, however, that the failure of any director, executive officer or employee of the Company to comply with such request shall in no way constitute a breach or violation of the Company’s obligations hereunder or otherwise subject the Company to any liability.
(g)     Cooperation. During the Term and thereafter (including, without limitation, following the Date of Termination), Employee shall, upon reasonable notice and without the necessity of any Company Entity obtaining a subpoena or court order, provide Employee’s reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Company Entity that relates to events occurring during Employee’s employment with any Company Entity as to which Employee may have relevant information (including furnishing relevant information and materials to the relevant Company Entity or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse Employee for expenses reasonably incurred in connection with any such cooperation occurring after the termination of Employee’s employment and provided that any such cooperation occurring after the Date of Termination shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.
9.     Notification of Subsequent Employer. Employee hereby agrees that, prior to accepting employment with any other person during any period during which Employee remains subject to any of the covenants set forth in Section 7, 8(b) or 8(c) of this Agreement, Employee shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.
10.     Injunctive Relief. Employee and the Company agree that Employee will occupy a high-level and unique position of trust and confidence with the Company Entities and will have access to their Confidential Information, and that the Company would likely suffer significant harm to its protectable confidential information and business goodwill from Employee’s breach of any of the covenants set forth in Sections 7 and 8. Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company Parties in the event that Employee breaches any of the restrictive covenants provided in Sections 7 and 8 of this Agreement. In the event that Employee breaches any such restrictive covenant, the Company Parties shall be entitled to an injunction restraining Employee from violating such restrictive covenant (without posting any bond). If any of the Company Parties shall institute any action or proceeding to enforce any such restrictive covenant, Employee hereby waives the claim or defense that such Company Party has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that there is an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Employee to account for and pay over to the Company, and Employee hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Employee as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 of this Agreement or to seek any other relief to which it may be entitled.
11.     Miscellaneous. (a)    Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally, or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by overnight courier service via UPS or FedEx and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company, to each of:
XPO Logistics, Inc.
Five American Lane
Greenwich, CT 06831
Attention: Chief Human Resources Officer

If to Employee:
During the Term, to his principal residence as listed in the records of the Company or to such other address as any party may designate by notice to the other.
(b)     Entire Agreement. This Agreement shall constitute the entire agreement and understanding among the parties hereto with respect to Employee’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment including without limitation the Prior Agreement. The Company does not make and has not made, and Employee does not rely and has not relied on any statement, omission, representation or warranty, written or oral, of any kind or nature whatsoever, regarding the Company or the Equity Compensation, including, without limitation, its or their present, future, prospective or potential value, worth, prospects, performance, soundness, profit or loss potential, or any other matter or thing whatsoever relating to whether Employee should purchase or accept any Equity Compensation and/or the consideration therefor.
(c)     Amendment; No Waiver. Except as expressly set forth otherwise in this Agreement (including, without limitation, pursuant to Sections 11(l)(iv) and 11(m) of this Agreement), this Agreement may be amended only by an instrument in writing signed by the parties, and the application of any provision hereof may be waived only by an instrument in writing that specifically identifies the provision whose application is being waived and that is signed by the party against whom or which enforcement of such waiver is sought. The failure of any party at any time to insist upon strict adherence to any provision hereof shall in no way affect the full right to insist upon strict adherence at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Termination of this Agreement shall not relieve any party of liability for any breach of this Agreement occurring prior to such termination.
(d)     No Construction Against Drafter. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.
(e)     Clawbacks. Employee hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Employee will be subject to any legally mandated policy relating to the recovery of compensation, solely to the extent that the Company is required to implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.
(f)     Employee Representations and Acknowledgements. Employee represents, warrants and covenants that as of the date that the Company and Employee have executed this Agreement as set forth on the signature page hereto: (i) he has the full right, authority and capacity to enter into this Agreement, (ii) he is ready, willing and able to perform his obligations hereunder and, to his knowledge, no reason exists that would prevent him from performing his obligations hereunder, (iii) he has provided the Company true, correct and complete copies of any agreement to which he is subject containing non-competition, non-solicitation, non-disclosure or similar restrictions or covenants in favor of any prior employer or other party, (iv) he is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company hereunder during or after the Term, (v) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject and (vi) he has searched for and deleted any emails, documents or files prepared, generated, obtained or used by Employee that contain any confidential or proprietary information of a prior employer. Employee acknowledges and agrees that nothing in this Agreement shall (x) entitle Employee to any compensation or other interest in respect of any activity of Jacobs Private Equity, LLC, a Delaware limited liability company (“JPE”) or Bradley S. Jacobs other than with respect to the Company; (y) restrict or prohibit the Company, Bradley S. Jacobs or any of his affiliates from having business interests and engaging in business activities in addition to those relating to the Company; or (z) restrict the investments which the Company, Bradley S. Jacobs or JPE or any of his or its affiliates may make, regardless of whether such investment opportunity or investment may be deemed to be a Competitive Opportunity. Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company Entities now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, industry scope, time period and geographic area. Employee agrees to comply with each of the covenants contained in Sections 7 and 8 of this Agreement in accordance with their terms, and Employee shall not, and hereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the covenants contained in Section 7 or 8 of this Agreement. Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 7 and 8 of this Agreement may prevent Employee from earning a livelihood in a business similar to the business of the Company Entities, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents. Employee acknowledges that the Company has advised him that it is in his best interest to consult with an attorney prior to executing this Agreement.
(g)     Survival. Employee’s obligations under Sections 7 and 8 of this Agreement shall remain in full force and effect for the entire period provided therein notwithstanding any termination of employment or other expiration of the Term or termination of this Agreement. The terms and conditions of Sections 6, 7, 8, 9, 10 and 11 of this Agreement shall survive the Term and termination of Employee’s employment.
(h)     Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to Employee; and neither this Agreement nor any right or obligation hereunder may be assigned by Employee without the prior written consent of the Company (or except by will or the laws of descent and distribution), and any purported assignment in violation of this Section 11(h) shall be void.
(i)     Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse; provided, however, that in the event of a final, non-reviewable, non-appealable determination that any provision of Section 7 or 8 of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(j)     Tax Withholding. The Company may withhold from any amounts payable to Employee hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(k)     Cooperation Regarding Equity Compensation. Employee expressly agrees that he shall execute such other documents as reasonably requested by the Company to effect the terms of this Agreement and the issuance of the Equity Compensation as contemplated hereunder in compliance with applicable law.

(l)     Governing Law; Arbitration; Consent to Jurisdiction; Waiver of Jury Trial. (i)    This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
(ii)     Any claim initiated by Employee arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(iii)     Except the extent that the Company seeks injunctive relief pursuant to Section 10 of this Agreement, any claim initiated by the Company arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall, at the election of the Company be resolved in accordance with Section 11(l)(ii) or (iv) of this Agreement.
(iv)    Employee hereby irrevocably submits to the jurisdiction of any state or federal court located in the State of Delaware; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11(l) or enforcing any judgment or award obtained by the Company. Employee waives, to the fullest extent permitted by applicable law, any objection which he now or hereafter has to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 11(l)(iv), and agrees that he shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. Employee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 11(l)(iv) shall be conclusive and binding upon Employee and may be enforced in any other jurisdiction. EMPLOYEE EXPRESSLY AND KNOWINGLY WAIVES ANY RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEROF, OR EMPLOYEE’S EMPLOYMENT, OR THE TERMINATION THEREOF, IS LITIGATED OR HEARD IN ANY COURT.
(v)    The prevailing party shall be entitled to recover all legal fees and costs (including reasonable attorney’s fees and the fees of experts) from the losing party in connection with any claim arising under this Agreement or Employee’s employment hereunder.
(m)     Section 409A. (i)    It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(ii)     Neither Employee nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Employee or for Employee’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Employee to the Company or any of its affiliates.
(iii)     If, at the time of Employee’s separation from service (within the meaning of Section 409A), (i) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Employee under this Agreement until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
(iv)     Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Employee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee or for Employee’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.
(v)     For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(vi)     Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Employee under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Employee under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Employee as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(n)     Section 105(h). Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical benefits are provided to Employee following termination of Employee’s employment, provided that the after-tax cost to Employee of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment.
(o)     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
(p)     Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

XPO LOGISTICS, INC.
by
/s/ Meghan Henson
Meghan Henson Chief Human Resources Officer

/s/ Kurt Rogers
Kurt Rogers

[Signature Page]

EXHIBIT A

Term Sheet

Start Date:	February 3, 2020
Employee:	Kurt Rogers
Position	Chief Legal Officer and Corporate Secretary
Reporting Person:	Chief Executive Officer, Brad Jacobs
Base Salary:	$550,000
Target Bonus:	125% of Base Salary ($687,500) Provided on a non-prorated basis for performance year 2020.

A-1

EXHIBIT B

FORM OF RSU AWARD AGREEMENT

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE], (the “Grant Date”), between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and Kurt Rogers.
This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of an award of restricted stock units with respect to a number of shares of the Company’s Common Stock, $0.001 par value (each, a “Share”) set forth on Exhibit A (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, Shares or cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Cause” means: (i) your dereliction of duties or gross negligence or failure to perform your duties or refusal to follow any lawful directive of the officer to whom you report; (ii) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties for the Company; (iii) your commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) your breach of any fiduciary duties to the Company or any agreement with the Company; (v) any act, or failure to act, by you in bad faith to the detriment of the Company; (vi) your failure to provide the Company with at least 30 days’ advanced written notice of your intention to resign; (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests your cooperation; (viii) your failure to follow Company policies, including the Company’s code of conduct and/or ethics policy, as may be in effect from time to time, and (ix) your conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases where cure is possible, you shall first be provided a 15-day cure period. If, subsequent to your termination of employment for any reason other than by the Company for Cause, it is determined in good faith by the Chief Executive Officer of the Company that your employment could have been terminated by the Company for Cause, your employment shall, at the election of the Chief Executive Officer of the Company at any time up to two years after your termination of employment but in no event more than six months after the Chief Executive Officer of the Company learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

“Change of Control” means:

(i)during any period, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (including without limitation any settlement thereof);

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company and (y) any one or more Specified Stockholders) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least 50% of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv)any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) any one or more Specified Stockholders, including any group in which a Specified Stockholder is a member) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above of this definition.

“Code” means the Internal Revenue Code of 1986, as amended.
“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means the tenth (10th) day following the earliest of (i) the applicable Vesting Date; (ii) the date of your termination of employment due to death or by the Company without Cause; or (iii) a Change of Control.
“Vesting Date” means each of the first four anniversaries of the Grant Date.

SECTION 3.Vesting and Settlement
(a) Regularly Scheduled Settlement. Except as otherwise provided in this Award Agreement, subject to your continued employment through each Vesting Date, you shall become entitled to delivery of Shares, cash or a combination thereof, as determined by the Company in its sole discretion, in settlement of twenty-five percent (25%) of the RSUs on each Vesting Date.
(b) Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan to the contrary:
(i)  if your employment terminates by reason of your death, all outstanding RSUs shall vest in full immediately;

(ii)  if your employment is terminated by the Company for Cause or by reason of your Disability or you resign for any reason, all unvested RSUs shall be immediately forfeited; and

(iii) if your employment terminates for any reason not described in clauses (i) or (ii), (A) you shall vest in a number of RSUs, solely with respect to the RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination, equal to the product of (x) the number of such RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination and (y) a fraction, the numerator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the date of termination of your employment and the denominator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the Vesting Date immediately following the date of termination, and (B) the remainder of the RSUs shall be forfeited.

By way of illustration, if your employment is terminated by the Company without Cause on the date that is six (6) months after the first Vesting Date, you shall vest in one-half (1/2) of the RSUs that were scheduled and eligible to vest on the second Vesting Date and the remainder of the RSUs shall be forfeited.
(c) Change of Control. Upon a Change of Control that occurs during your employment, all RSUs shall vest in full immediately.
(d) Settlement of RSU Award. On the Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has vested in accordance with the terms of this Award Agreement; provided that, the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.
SECTION 4.Forfeiture of RSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including any Employment Agreement and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.
SECTION 5.No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.
SECTION 6.Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.
SECTION 7.Withholding, Consents and Legends. (a) Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 8.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9.Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10.Dispute Resolution. (a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 11.Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12.Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 13.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 14.Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 15.Section 409A. (a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period.

For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 16.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 17. Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 17, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 17. In connection with making determinations under this Section 17, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
SECTION 18.Trade Monitoring Policy.  You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy”).  The Company’s preferred broker is currently Morgan Stanley.  Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein.  You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.
[Signature Page Follows.]

The parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.
by

Name: Meghan Henson
Title: Chief Human Resources Officer

KURT ROGERS

[Signature Page to RSU Agreement]

Exhibit A

Number of RSUs Granted Hereunder:	[●] RSUs[1]

1 Number to correspond to grant date value of $2,000,000.

EXHIBIT C
FORM OF PSU AWARD AGREEMENT
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE] (the “Grant Date”) between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and Kurt Rogers.
This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of performance-based restricted stock units with respect to a number of shares of the Company’s Common Stock, $0.001 par value (“Share”) set forth on Exhibit A (this “Award”), that is subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, Shares or cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Adjusted EPS Performance Goal” has the meaning given to such term on Exhibit A attached hereto.
“Cause” means your (i) gross negligence or willful failure to perform your duties hereunder or willful refusal to follow any lawful directive of the Chief Executive Officer of the Company or the Board of Directors of the Company; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties hereunder; (iii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) breach of any term of any Employment Agreement to which you may be party or any agreement governing long-term incentive compensation or equity compensation to which you may be party or breach of your fiduciary duties to the Company; (v) failure to provide the Company with at least 30 days’ advanced written notice of your intention to resign; (vi) any willful act, or failure to act, in bad faith to the detriment of the Company; (vii) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests your cooperation; (viii) failure to follow the Company’s code of conduct or ethics policy; and (ix) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that, the Company will provide you with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, you shall first be provided a 15-day cure period. If, subsequent to your termination of employment for any reason other than by the Company for Cause, it is determined in good faith by the Chief Executive Officer of the Company that your employment could have been terminated by the Company for Cause, your employment shall, at the election of the Chief Executive Officer of the Company at any time up to two years after your termination of employment but in no event more than six months after the Chief Executive Officer of the Company learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
“Determination Date” means the date on which the Committee determines whether the Adjusted EPS Performance Goal and the TSR Performance Goal have been achieved, which shall be no later than the March 1 immediately following the Company’s 2024 fiscal year.
“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries.
“Performance Period” means the period commencing on January 1, 2020 and ending on December 31, 2024.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means the tenth day following the date, if any, on which the RSUs vest pursuant to Section 3.
“TSR Performance Goal” has the meaning given to such term on Exhibit A attached hereto.
SECTION 3.Vesting and Settlement.
(a)    Vesting Requirements. Except as otherwise provided in Section 3(b) or 3(c) hereof, you shall vest in the RSUs granted pursuant to this Award Agreement if (i) the Adjusted EPS Performance Goal has been achieved, (ii) the TSR Performance Goal has been achieved, and (iii) you have remained employed with the Company or an Affiliate thereof through the last day of the Performance Period. If the Committee determines that either the Adjusted EPS Performance Goal or the TSR Performance Goal has not been achieved, all unvested RSUs shall be forfeited and cease to be outstanding, effective as of the Determination Date.
(b)    Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan to the contrary, all unvested RSUs will be forfeited (and cease to be outstanding) upon your termination of employment for any reason prior to the end of the Performance Period, except that:
(i)    if your employment terminates by reason of your death prior to the end of the Performance Period, all outstanding RSUs shall be deemed earned and shall vest in full immediately; and
(ii)    if your employment is terminated by the Company without Cause (other than due to your disability) during the Performance Period, then a portion of the RSUs shall remain outstanding and eligible to vest, subject to the achievement of the Adjusted EPS Performance Goal and the TSR Performance Goal, which portion shall be equal to the product of (x) the total number of RSUs and (y) a fraction, the numerator of which is the number of days from your first day of employment with the Company through the date of termination of your employment and the denominator of which is the total number of days from your first day of employment with the Company through the last day of the Performance Period. Such eligible RSUs will vest, if at all, on the Determination Date.
(c)    Change of Control. Upon a Change of Control prior to the conclusion of the Performance Period (or following such conclusion but prior to the Determination Date) that occurs during your employment, or that occurs following your termination of employment by the Company without Cause (and other than due to your disability), all RSUs that remain outstanding at the time of the Change of Control shall be deemed earned and shall vest in full immediately.
(d)    Settlement of RSU Award. If RSUs vest pursuant to the foregoing provisions of this Section 3, then no later than the applicable Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has been deemed earned and vested in accordance with the terms of this Award Agreement; provided, that the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.
SECTION 4.Forfeiture of RSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including your Employment Agreement and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.
SECTION 5.No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.
SECTION 6.Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.
SECTION 7.Withholding, Consents and Legends.
(a)    Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)    Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c)    Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 8.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9.Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10.Dispute Resolution.
(a)    Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)    Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11.Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three business days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12.Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 13.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 14.Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 15.Section 409A.
(a)    It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)    Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c)    If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first business day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(d)    Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 16.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 17.Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 17, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 17. In connection with making determinations under this Section 17, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
SECTION 18.Securities Trade Monitoring Policy. You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy” ). The Company’s preferred broker is currently Morgan Stanley. Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.
by

Name: Meghan Henson
Title: Chief Human Resources Officer

KURT ROGERS

[Signature Page to PSU Agreement]

STRICTLY CONFIDENTIAL

Exhibit A

Number of RSUs Granted Hereunder:	[●] RSUs[2]
Performance Goal:
The Performance Goal shall be achievement of both of the following:

(a) Company TSR during the Performance Period exceeds Comparator Group TSR during the Performance Period by a minimum of 34 percentage points (representing outperformance of more than 5 percentage points on an annualized compounded basis) (the “TSR Performance Goal”); and

(b) the compound annual growth rate of the Company’s Adjusted EPS during the Performance Period, measured by reference to the Company’s full year 2018 Adjusted EPS of $3.19, is at least 19% (the “Adjusted EPS Performance Goal”).

“Adjusted EPS” means the Company’s net income attributable to common shareholders, adjusted for the impact of certain costs and gains that management has determined are not reflective of the Company’s core operating activities, governed by the Company’s internal policy entitled “Presentation and Disclosure of Non-GAAP Financial Measures” as in effect on the Grant Date, and reported externally in the Company’s earnings press releases.

“Beginning Price” shall mean the average of the closing prices of the Index or of common shares of the Company, as applicable, during the twenty (20) consecutive trading days ending on the last trading day immediately preceding the first day of the Performance Period.

“Index” means the S&P Transportation Select Industry Index.

“Dividends Paid” shall mean all cash dividends paid by the applicable company with respect to an ex-dividend date that occurs during the Performance Period (whether or not the dividend payment date occurs during the Performance Period), which shall be deemed to have been reinvested in the underlying common shares and shall include cash dividends paid with respect to such reinvested dividends. As applied to the Index, Dividends Paid shall relate to dividends of the constituent companies and shall assume that they are reinvested in the Index.

“Ending Price” shall mean the average of the closing prices of the Index or of common shares of the Company, as applicable, during the

2 Number to correspond to grant date value of $2,500,000.

twenty (20) consecutive trading days ending on the last trading day of the Performance Period. In determining Ending Price for the Company or the Index, the Committee may make such adjustments as it deems appropriate to reflect stock splits, spin-offs, and similar transactions that occurred during the Performance Period.

“Company TSR” shall mean the quotient of (i) the Company’s Ending Price minus the Company’s Beginning Price plus the Company’s Dividends Paid, divided by (ii) the Company’s Beginning Price.

“Comparator Group TSR” shall mean the quotient of (i) the Index’s Ending Price minus the Index’s Beginning Price plus the Index’s Dividends Paid, divided by (ii) the Index’s Beginning Price.

The TSR Performance Goal shall be subject to adjustment by the Committee in the event of an event described in Section 4(b) of the Plan.

AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (the “Amendment”) to the Employment Agreement (the “Employment Agreement”), effective February 3, 2020, between XPO Logistics, Inc. (the “Company”) and Kurt Rogers (the “Executive”), is made and entered into as of April 7, 2020, by and between the Company and the Executive.
1.     Section 6(c)(ii) Employment Agreement. Each of the two references to “six months” in Section 6(c)(ii) of the Employment Agreement are hereby deleted and replaced with references to “nine months”.
2.     Section 7 of Employment Agreement. The reference to “three years” in each of Section 7(a) and Section 7(b) of the Employment Agreement is hereby deleted and replaced with a reference to “two years”.
3.     Section 8(f) of Employment Agreement. Section 8(f) of the Employment Agreement is hereby amended and restated in its entirety as set forth below:
Non-Disparagement. Employee hereby agrees not to defame or disparage any of the Company Entities or any of their respective officers, directors, members, partners or employees (collectively, the “Company Parties”), and to cooperate with the Company upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of any of the Company Parties. Employee shall not, directly or indirectly, make (or cause to be made) any comment or statement, oral or written, including, without limitation, in the media or to the press or to any individual or entity, that could reasonably be expected to adversely affect the reputation of any of the Company Parties or the conduct of its, his or their business. The Company will instruct its current executive officers and directors not to make any public statements regarding the circumstances of Employee’s employment with or termination from the Company and, in the event of any inquiry regarding the circumstances of Employee’s employment with the Company, the Company shall adhere to its standard policy in effect at such time and direct any such inquiry to a third-party reference provider; provided, however, that nothing herein shall prohibit any individual referenced herein from (i) disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (ii) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
4.     Section 3(b)(iii) of Exhibit B to Employment Agreement. Section 3(b)(iii) of Exhibit B to the Employment Agreement is hereby amended and restated in its entirety as set forth below:
if your employment terminates for any reason not described in clauses (i) or (ii), (A) then, immediately after your termination of employment and subject to your satisfaction of the release requirement described in Section 6(e) of the

Employment Agreement, you shall vest in a number of RSUs, solely with respect to the RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination, equal to the product of (x) the number of such RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination and (y) a fraction, the numerator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the date of termination of your employment and the denominator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the Vesting Date immediately following the date of termination; provided, however, if your employment terminates for any reason not described in clauses (i) or (ii) between the Grant Date and the first Vesting Date you shall instead vest, immediately after your termination of employment and subject to your satisfaction of the release requirement described in Section 6(e) of the Employment Agreement, in 100% of the RSUs scheduled and eligible to vest on the first Vesting Date, and (B) the remainder of the RSUs shall be forfeited.
By way of illustration, (x) if your employment is terminated by the Company without Cause on the date that is six (6) months after the Grant Date, you shall vest in 100% of the RSUs that were scheduled and eligible to vest on the first Vesting Date or (y) if your employment is terminated by the Company without Cause on the date that is six (6) months after the first Vesting Date, you shall vest in one-half (1/2) of the RSUs that were scheduled and eligible to vest on the second Vesting Date and the remainder of the RSUs shall be forfeited.
5.     Section 19 of Exhibit B to Employment Agreement. The following language will be added as new Section 19 of Exhibit B to the Employment Agreement:
Lock-Up. Notwithstanding anything to the contrary in your Employment Agreement, the Plan or any Award Agreement under the Plan, any Shares issued to you upon settlement of the RSUs granted under this Award Agreement shall be subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, from the date hereof until the date that is two years after the Settlement Date (or, if earlier, upon your death or a Change of Control) and all laws, rules and regulations applicable to you; provided, however, that such lock-up may be waived in the sole discretion of the Company’s Chief Executive Officer or Chief Human Resources Officer; and provided, further, that the provisions of this Section 19 shall not apply to Shares withheld to satisfy the applicable tax withholding in connection with the settlement of the RSUs.

6.     Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement remain in full force and effect and are unmodified hereby.
[Signature page follows.]

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the date first above written.
EXECUTIVE

/s/ Kurt Rogers
Kurt Rogers

XPO LOGISTICS, INC.

By: /s/ Meghan Henson
Name: Meghan Henson
Title:     Chief Human Resources Officer